CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-203466) of our report dated February 28, 2019 relating to the consolidated financial statements of Micromem Technologies Inc. consisting of the consolidated statements of financial position as at October 31, 2018 and 2017 and the related consolidated statements of loss and comprehensive loss, cash flows and changes in shareholders’ equity (deficit) for the years then ended, which appears in this Form 20-F.

Signed:

Toronto, Ontario

March 7, 2019